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                         October 20, 2022

       Richard J. Campo
       Chief Executive Officer
       Camden Property Trust
       11 Greenway Plaza
       Suite 2400
       Houston, Texas 77046

                                                        Re: Camden Property
Trust
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed March 24,
2022
                                                            File No. 001-12110

       Dear Richard J. Campo:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program